Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Closes on a Class A Office Building and an Industrial Facility for a Combined $75.4 Million

- Company has Completed $236.4 Million of Acquisitions in 2018 -

NEW YORK, August 14, 2018 /PRNewswire/ -- Global Net Lease, Inc. (NYSE: GNL), a real estate investment trust focused on the acquisition of net lease properties, today announced it has closed on two previously announced acquisitions for a combined $75.4 million. The first closed acquisition is a newly constructed, 145,000 square foot, Class A office building located in Allen, Texas acquired for $54.0 million. The property generates an average GAAP Cap rate of 7.36%1 and is net leased for 12 years to a subsidiary of the guarantor, NetScout Systems, Inc. The second transaction is a $21.4 million acquisition of a 669,000 square foot industrial facility leased to Rubbermaid Incorporated. The building was purchased at a price equal to an average GAAP cap rate of 7.43% with a remaining lease term of 10 years. The guarantor of the lease is Newell Rubbermaid, Inc.

With these two additions to the portfolio, the company has closed on $236.4 million in acquisitions this year, completing a large portion of the $372.3 million pipeline announced earlier in 2018. GNL funded the transactions with borrowings under its revolving credit facility.

Tenant Summary

Founded over 30 years ago, NetScout, the guarantor of the Class A office building lease, is a leading provider of application and network performance management products. NetScout has been in the network performance monitoring space for 30 years.  The company offers solutions that enable enterprises, service providers, and government agencies to monitor, manage, and protect their network and applications. The guarantor has a Moody’s implied credit rating of “Ba32.”

The tenant of the distribution facility, Rubbermaid, was founded in 1968 and is a manufacturer of innovative, solution-based products for commercial and institutional markets worldwide. The guarantor, Newell Brands, is a worldwide provider of consumer and commercial products. Newell Brands has a Standard & Poor’s credit rating of “BBB-” and a Moody’s rating of “Baa3.”

Property Summary Table

Tenant	Closing Date	Buildings	Square Feet	Asset Type	Lease Term (yrs)(1)	Purchase Price (mm)	Location
NetScout Systems, Texas, LLC	8/13/2018	1	145,000	Office	12	$54.0	Allen, Texas
Rubbermaid Incorporated	7/27/2018	1	669,000	Industrial	10	$21.4	Akron, Ohio

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1 Average GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Average GAAP capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the acquisition price of the property.

2 Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are also determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of June 30, 2018.

(1)	As of the acquisition date.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

CONTACT:

Investors and Media: Email:

investorrelations@globalnetlease.com

Phone: (212) 415-6510